                                                                     EXHIBIT 2.6



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   STRATEGIC IMPLICATIONS INTERNATIONAL, INC.
                            A DELAWARE CORPORATION.
                                    AS BUYER

                        BORON, LEPORE & ASSOCIATES, INC.
                                   AS PARENT

                              EFAN HOLDINGS, INC.
                             A MARYLAND CORPORATION
 (FORMERLY STRATEGIC IMPLICATIONS INTERNATIONAL, INC., A MARYLAND CORPORATION)
                                   AS SELLER

                                      AND


                              CHRISTOS S. EFESSIOU
                                      AND
                              ALICIA A. ANGELIDES
                                AS STOCKHOLDERS


                                 MARCH 18, 1998

                               TABLE OF CONTENTS
                               -----------------

PAGE
--------------

SECTION 1.  PURCHASE AND SALE OF ASSETS.......................    1
    1.1  Sale of Assets.......................................    1
    1.2  Liabilities..........................................    2
    1.3  Purchase Price and Payment...........................    3
    1.4  Place of Closing; Closing Date.......................    3
    1.5  Transfer of Subject Assets...........................    4
    1.6  Delivery of Records and Contracts....................    4
    1.7  Further Assurances...................................    4
    1.8  Allocation of Purchase Price.........................    5
    1.9  Procedures for Assets not Transferable...............    5
   1.10  Employees, Wages and Benefits........................    5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND
           STOCKHOLDERS.......................................    6
    2.1  Making of Representations and Warranties.............    6
    2.2  Organization and Qualification; Capital Stock........    6
    2.3  Authority............................................    7
    2.4  Title to Properties; Liens; Condition of Properties..    8
    2.5  Location of Subject Assets...........................    8
    2.6  Financial Statements; Undisclosed Liabilities........    8
    2.7  Tax Matters..........................................    9
    2.8  Collectibility of Accounts Receivable................   10
    2.9  Intellectual Property Rights; Employee Restrictions..   10
   2.10  Business; Compliance with Laws.......................   11
   2.11  Insurance............................................   11
   2.12  Transactions with Affiliates.........................   11
   2.13  Employee Benefit Plans...............................   12
   2.14  Hazardous Waste, Etc. ...............................   12
   2.15  List of Certain Employees and Suppliers..............   13
   2.16  Employees; Labor Matters.............................   14
   2.17  Customers, Distributors, Panel Members,
         Salespersons.........................................   14
   2.18  Litigation...........................................   14
   2.19  Finder's Fee.........................................   15
   2.20  Material Adverse Change..............................   15
   2.21  Contracts............................................   15
   2.22  Banking Relations....................................   16
   2.23  Disclosure...........................................   16
   2.24  Securities Law Matters...............................   17
   2.25  Millennium Compliance................................   18

SECTION 3.  COVENANTS OF STOCKHOLDERS AND SELLER..............   18
   3.1  Making of Covenants and Agreements....................   18

                                      (i)


   3.2  Non-Use of Trade Names, etc..........................     18
   3.3  Non-Disclosure and Non-Competition...................     18
   3.4  Payment of Obligations...............................     19
   3.5  Collection of Assets.................................     19
   3.6  Securities Filings...................................     20
   3.7  Payment of Constructive Trust........................     20
   3.8  Assist in Accreditation..............................     20
   3.9  Transfer of Bank Accounts............................     20

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER
           AND PARENT........................................     20
   4.1  Making of Representations and Warranties.............     20
   4.2  Organization of Buyer................................     20
   4.3  Authority of Buyer...................................     20
   4.4  Finder's Fees........................................     21
   4.5  SEC Reports..........................................     21
   4.6  Material Adverse Change..............................     22

SECTION 5. COVENANTS OF BUYER AND PARENT.....................     22
   5.1.  Distribution of Income..............................     22

SECTION 6. SURVIVAL OF WARRANTIES............................     22

SECTION 7. INDEMNIFICATION...................................     23
   7.1  Indemnification by Stockholders......................     23
   7.2  Indemnification by Buyer and Parent..................     25
   7.3  Notice; Defense of Claims............................     27
   7.4  Sole Remedy..........................................     28
   7.5  Satisfaction of Indemnification Obligations..........     28
   7.6  Insurance Proceeds...................................     28

SECTION 8. MISCELLANEOUS.....................................     29
    8.1  Law Governing.......................................     29
    8.2  Notices.............................................     29
    8.3  Prior Agreements Superseded.........................     30
    8.4  Assignability.......................................     30
    8.5  Captions and Gender.................................     30
    8.6  Certain Definitions.................................     30
    8.7  Execution in Counterparts...........................     31
    8.8  Amendments; Waivers.................................     31
    8.9  Severability........................................     31
   8.10  Publicity and Disclosures...........................     31
   8.11  Consent to Jurisdiction and Service.................     31
   8.12  Expenses............................................     32

                                      (ii)

                                   SCHEDULES

     Schedule 1.1(a)(i)        -  Intellectual Property Rights
     Schedule 1.1(a)(ii)       -  Receivables
     Schedule 1.1(a)(iv)       -  Assumed Contracts
     Schedule 1.1(a)(v)        -  Certificates
     Schedule 1.1(a)(vi)       -  Inventory
     Schedule 1.1(a)(vii)      -  Equipment
     Schedule 1.2              -  Contract Liabilities
     Schedule 1.3(b)           -  Project Information
     Schedule 1.8              -  Allocation of Purchase Price
     Schedule 1.10             -  Vacation
     Schedule 2.2              -  Capitalization
     Schedule 2.3              -  Liens
     Schedule 2.4              -  Title to Properties
     Schedule 2.6              -  Undisclosed Liabilities
     Schedule 2.8              -  Accounts Receivable
     Schedule 2.9              -  Intellectual Property Rights
     Schedule 2.10             -  Compliance with Laws
     Schedule 2.11             -  Insurance
     Schedule 2.12             -  Transactions with Affiliates
     Schedule 2.13             -  Employee Benefit Plans
     Schedule 2.14             -  Hazardous Waste, Etc.
     Schedule 2.15             -  Employees and Suppliers
     Schedule 2.17             -  Suppliers, Customers Distributors, Etc.
     Schedule 2.18             -  Litigation
     Schedule 2.20             -  Material Adverse Changes
     Schedule 2.21             -  Contracts
     Schedule 2.22             -  Banking Relations
     Schedule 4.6              -  Material Adverse Changes

                                     (iii)

                                    EXHIBITS

Exhibit A     Contingent Payment
Exhibit B     Form of Employment Agreement
Exhibit C     Form of Non-Competition Agreement
Exhibit D     Registration Rights Agreement

                                      (iv)

     ASSET PURCHASE AGREEMENT dated as of March 18, 1998 by and among Boron, LePore & Associates, Inc., a Delaware corporation ("Parent"), Strategic Implications International, Inc., a newly formed Delaware corporation ("Buyer"), EFAN Holdings, Inc., a Maryland corporation formerly named Strategic Implications International, Inc.("Seller"), and Christos S. Efessiou and Alicia
A. Angelides (individually a "Stockholder" and collectively the "Stockholders").

     WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, substantially all of the properties and assets of Seller. The business and operations of Seller which include the properties and assets to be transferred to Buyer under this Agreement are referred to herein as the "Business."

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


 SECTION 1.  PURCHASE AND SALE OF ASSETS.
             ---------------------------

      1.1 Sale of Assets.
          --------------

          (a) Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.4 hereof) Seller shall sell, transfer and assign to Buyer and Buyer shall acquire all right, title and interest in and to (1) the names "Strategic Implications International," "Cogent" and "Design Power" and all related and associated logos and trademarks and all licenses to or from third parties with respect thereto (2) all of the goodwill of the Business and (3) all of the properties, assets and business of Seller used or held for use in the Business (except as hereinafter provided in Section 1.1(b)) of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation, the following:

               (i) all goodwill and intellectual property rights, including trade secrets, proprietary information, designs, styles, technologies, inventions, know-how, formulae, processes, procedures, research records, test information, software and software documentation, source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists, market surveys, marketing know-how and manufacturing, research and technical information, trade names, copyrights and copyright registrations, service marks and trademarks (including applications and registrations therefor), patents and patent applications (including without limitation the trade names, copyrights and copyright registrations, service mark and trademark registrations and applications and patents and patent applications described in Schedule 1.1(a)(i) attached hereto), and all
                               ------------------
     licenses to or from third parties with respect to the foregoing or rights related thereto, in each case which is used or held for use in the Business, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records (collectively, the "Intellectual Property Rights");

               (ii) all accounts receivable of the Business, all of which are listed on Schedule 1.1(a)(ii) attached hereto (the "Receivables");
               -------------------

               (iii)     all cash and bank deposits of Seller;

               (iv) all of Seller's rights and interests in and to the orders, commitments, contracts and agreements of the Business, all of which are listed on Schedule 1.1(a)(iv) attached hereto (the "Contracts");
               -------------------

               (v) all of Seller's right, title and interest in and to all franchises, licenses, permits, certifications, approvals and authorizations (each to the extent assignable) relating to the Business all of which are listed on Schedule 1.1(a)(v) attached hereto (the "Certificates");
               ------------------

               (vi) all of Seller's inventory, stock in trade, work-in-progress, finished goods and raw materials listed on Schedule 1.1(a)(vi)
                                                -------------------
     (collectively, the "Inventory");

               (vii) all of Seller's equipment, tools, spare parts, fixtures and other tangible assets related to or used in connection with the Business, all of which are listed on Schedule 1.1(a)(vii) attached hereto
                                          --------------------
     (collectively, the "Equipment");

               (viii) all other assets and properties of every nature whatsoever tangible and intangible, and wherever located, used or held for use in connection with the Business, including without limitation, rights under contracts or agreements with representatives marketing and selling the products and services of the Business, copies of customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, market research information, advertising matter, catalogues, photographs, sales materials, purchasing materials, files, data, media materials and all records with respect to the Business.

     The assets, property and business of Seller being sold to and purchased by Buyer under this Section 1.1(a) are hereinafter sometimes referred to as "Subject Assets."

          (b) Notwithstanding the foregoing, there shall be excluded from such purchase and sale, Seller's corporate franchise, stock record books, and corporate record books containing minutes of meetings of directors and stockholders (collectively, the "Corporate Records" or the "Excluded Assets").

      1.2 Liabilities.  Except for the Contract Liabilities (as defined below),
          -----------
Buyer shall not assume or be bound by any obligations or liabilities of Seller or any affiliate of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising
whatsoever (the "Excluded Liabilities").   Seller shall be
responsible for and pay any and all losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and reasonable fees of counsel, engineers and experts, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any person to the extent any of the foregoing relates to (a) the Excluded Assets, (b) the Excluded Liabilities or (c) the operations or assets of the Business and arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing prior to or on the Closing Date (including, in each case, without limitation, any Claim relating to or associated with tax matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, environmental and worker health and safety matters).

     Upon the sale and purchase of the Subject Assets, Buyer agrees to perform in accordance with their terms (i) the obligations of Seller arising under the Contracts from and after the Closing, and (ii) those liabilities specified in
Schedule 1.2 (collectively, the "Contract Liabilities").  The assumption of the
------------
Contract Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries. No parties other than the Buyer, the Parent and Seller shall have any rights under this Agreement. Notwithstanding anything contained in this Section 1.2 to the contrary, the only liabilities and obligations of Seller existing on or prior to the Closing Date (including, without limitation, contractual liabilities and obligations) to be assumed by Buyer under this Agreement are the Contract Liabilities.

      1.3 Purchase Price and Payment.
          --------------------------

          (a) In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer of the Contract Liabilities, Buyer shall pay to Seller on the Closing Date (i) by federal funds wire transfer in immediately available funds to an account designated by Seller, the sum of four million, three hundred and thirty thousand dollars ($4,330,000); and (ii) 137,052 shares of common stock of the Parent, par value $.01 per share ("Parent Stock").

          (b) Upon the achievement of the performance goals listed in Exhibit A
                                                                      ---------
hereto, with reference to Schedule 1.3(b), and subject to the terms and
                          ---------------
conditions contained therein, Buyer shall deliver to Seller an aggregate payment of one million three hundred and forty thousand dollars ($1,340,000) (the "Contingent Payment") by check or wire transfer of immediately available funds.

          (c) As of the Closing, Seller shall be deemed to pay to Buyer an amount equal to the amount of deferred revenue reflected on the balance sheet of Seller as of the Closing, as determined by the auditors of Buyer in accordance with GAAP, in consideration for Buyer assuming Seller's obligation to perform to the extent necessary to earn such amount of deferred revenue.

      1.4 Place of Closing; Closing Date.  The closing of the purchase and sale
          ------------------------------
provided for in this Agreement (the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP, Boston, MA, at 10:00 a.m. (local time) on March 18, 1998, or at such other place or earlier or later date as may be fixed by mutual agreement of Buyer and Seller (the "Closing Date").

      1.5 Transfer of Subject Assets.  At the Closing, (a) Seller shall deliver
          --------------------------
or cause to be delivered to Buyer (i) good and sufficient instruments of transfer transferring to Buyer title to all of the Subject Assets and such instruments of transfer (w) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (x) shall be in form and substance satisfactory to Buyer and its counsel, (y) shall effectively vest in Buyer good title to all of the Subject Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind, except for liens for taxes not yet due and payable (collectively, "Liens"), and
(z) where applicable, shall be accompanied by evidence of the discharge of all liens and encumbrances against the Subject Assets; (ii) employment agreements in the form of Exhibit B, executed by each Stockholder (collectively, the
            ---------
"Employment Agreements"); (iii) non-competition agreements in the form of Exhibit C, executed by each Stockholder (collectively, the "Non-Competition
---------
Agreements"); (iv) a registration rights agreement in the form of Exhibit D,
                                                                  ---------
executed by Seller and each Stockholder (the "Registration Rights Agreement"); and (v) such other documentation as may be reasonably agreed to by Buyer and Seller in connection with the consummation of the transactions contemplated by this Agreement; and (b) Buyer shall deliver to Seller and the Stockholders (i) the amounts of cash and Parent Stock set forth in Section 1.3; (ii) the Employment Agreements executed by Buyer and Parent; (iii) the Registration Rights Agreement executed by each of Buyer and Parent; and (iv) such other documentation as may be reasonably agreed to by Buyer and Seller in connection with the consummation of the transactions contemplated by this Agreement.

      1.6 Delivery of Records and Contracts.  At the Closing, Seller shall
          ---------------------------------
deliver or cause to be delivered to Buyer all of the Contracts. Seller shall also deliver to Buyer at the Closing, all of Seller's business records, books and other data relating to the assets, business and operations of the Business, to the extent the same constitute part of the Subject Assets. For five years after the Closing Date, Buyer shall not destroy any business records, books or data delivered to it by Seller in accordance with this Section 1.6 without first giving notice to Seller of the intention to destroy such records, books or data. Seller at the Closing shall also provide Buyer with copies of the Corporate Records. Seller may keep copies of the Seller's records to the extent necessary to comply with Seller's or either Stockholder's tax reporting obligations.

      1.7 Further Assurances.
          ------------------

          (a) Seller from time to time after the Closing at the request of Buyer and without further consideration shall (i) execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.5) and take such other actions as

Buyer may reasonably require to more effectively transfer and assign to, including assignments in such forms as are acceptable to the United States Patent and Trademark Office, and vest in, Buyer each of the Subject Assets and
(ii) cooperate with and provide assistance to Buyer in taking possession of the Subject Assets.

          (b) Buyer and Parent from time to time after the Closing at the request of Seller and without further consideration shall (i) execute and deliver further instruments and take such other actions as Seller may reasonably require to more effectively transfer and assign to, and vest in, Seller the consideration paid pursuant to this Agreement and (ii) cooperate with and provide assistance to Seller in taking possession of such consideration.

      1.8 Allocation of Purchase Price.  The purchase price payable by Buyer
          ----------------------------
pursuant to Section 1.3 and the amount of the Contract Liabilities assumed by Buyer shall represent payment for the Subject Assets and the Non-Competition Agreements in the amounts set forth on Schedule 1.8 hereto. The amounts
                                       ------------
reflected in said Schedule shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of the parties hereto. At or as soon as practicable after the Closing, Buyer and Seller shall execute an IRS Form 8594 in accordance with the allocation set forth in said Schedule and in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. All tax returns and reports filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall be consistent with such Schedule.

      1.9 Procedures for Assets not Transferable.  If any of the contracts or
          --------------------------------------
agreements or any other property or rights included in the Subject Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Buyer and Seller with respect to such contract, Buyer shall assume Seller's economic obligations with respect thereto, and Seller shall use all commercially reasonable efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Buyer the practical and economic benefit of such property or rights and Buyer shall use all commercially reasonable efforts to assist in that endeavor.

      1.10     Employees, Wages and Benefits.
               -----------------------------

          (a) Seller shall terminate all employees of the Business and shall be responsible for making all severance payments to such employees in respect of such terminations. Buyer shall not assume or have any obligations or liabilities with respect to such terminations.

          (b) Buyer currently intends to offer employment to each of Seller's employees. Such offer of employment, when and if extended, will include terms providing for paid vacation and salary for each employee, each as set forth on
Schedule 1.10.  Buyer
-------------
specifically reserves to itself the right to employ or reject any of Seller's employees or other applicants in its sole and absolute discretion. Seller acknowledges and agrees that Buyer may interview and discuss employment terms and issues with employees. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Seller's employees.

          (c) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to each employee of the Business which shall have become due for work performed as of and through the day on which such employee is terminated, and Seller shall collect and pay all taxes in respect of such wages, salaries, commissions and benefits.

          (d) Seller acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities of under, any benefit plan maintained by, or for the benefit of employees of, the Business, including without limitation obligations for severance, provided, however, that Buyer will assume Seller's obligation for vacation accrued but not taken as of the Closing Date to the extent set forth on Schedule 1.10.
                                -------------


  SECTION 2.   REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS.
 ----------    ---------------------------------------------------------

      2.1 Making of Representations and Warranties.  As a material inducement to
          ----------------------------------------
Buyer and Parent to enter into this Agreement and consummate the transactions contemplated hereby, Seller and each of the Stockholders jointly and severally hereby make the representations and warranties contained in this Section 2.

      2.2 Organization and Qualification; Capital Stock.  Seller is a
          ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Seller is qualified to do business as a foreign corporation in Virginia, it being the only jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Seller or the Business. All of the issued and outstanding capital stock of the Seller is owned beneficially and of record as set forth in Schedule 2.2, free and clear of
                                                 ------------
any lien, restrictions or encumbrances, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights (except as provided by law) or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Seller.

     Seller does not have any subsidiaries or own any securities issued by any other business organization or governmental authority or any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the business conducted by Seller. Prior to the Closing Date, Seller has amended its Articles of Incorporation to change its corporate name to a name which does not include the name "Strategic Implications International" or any related name.

      2.3 Authority.
          ---------

          (a) The Seller has full corporate power and authority to execute, deliver and perform this Agreement and each other agreement or instrument contemplated hereby and the execution and delivery of this Agreement and each other agreement or instrument contemplated hereby and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action of Seller. This Agreement and each other agreement, document and instrument executed by Seller pursuant to or in connection with this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. Except as disclosed on Schedule 2.3, the execution, delivery and performance by
                       ------------
the Seller of this Agreement and each other agreement, document and instrument contemplated hereby:

          (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of Seller, each as amended or restated to date;

          (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, authorization, declaration, consent or waiver of, or make any filing with or give notice to, any person, entity or public or governmental authority that has not been obtained, made or given; and

          (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which Seller or its property is bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

     (b) Each Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or her pursuant to or contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each Stockholder enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by each Stockholder of this Agreement and each such agreement, document and instrument:

          (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to either Stockholder or require either Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except that no representation is made with respect to the HSR Act; and

          (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either Stockholder is a party or by which the property of either Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets.

      2.4 Title to Properties; Liens; Condition of Properties.
          ---------------------------------------------------

          (a) The Subject Assets do not include any real property.  Schedule 2.4
                                                                    ------------
sets forth the addresses and uses of all real property that the Seller leases. Seller owns all of the Subject Assets and Seller has and is conveying to Buyer hereunder good title to all of its personal property, tangible and intangible (to the extent Seller owns rights in such intangible property), included in the Subject Assets. None of such property or assets of Seller, tangible or intangible, is subject to any Lien. Except as set forth on Schedule 2.4, no
                                                            ------------
financing statement under the Uniform Commercial Code with respect to any of the Subject Assets is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. The Subject Assets are all of the material assets used in the operation of the Business as the same has been operated prior to the date hereof. The Subject Assets (i) are in working order (reasonable wear and tear excepted), (ii) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of Seller, and (iii) to the best knowledge of Seller, conform with all applicable state and federal statutes, ordinances, regulations and laws.

          (b) Upon delivery to Buyer of the instruments of transfer referred to in Section 1.5 hereof, Buyer will receive good and valid title to all of the Subject Assets, free and clear of all Liens.

      2.5 Location of Subject Assets.  The material tangible Subject Assets are
          --------------------------
located at Seller's facility at 1921 Gallows Road, Suite 360, Vienna, Virginia 22182 (the "Facility").

The remainder of the tangible assets are computers in the possession of Seller's employees, as indicated in the records of the Seller provided by Seller to Buyer at Closing.

      2.6 Financial Statements; Undisclosed Liabilities.
          ---------------------------------------------

          (a) Seller has previously furnished to Buyer and Parent copies of its unaudited financial statements for the fiscal years ended December 31, 1995, 1996 and 1997 and the interim period ending February 28, 1998, which financial statements for 1997 and part year 1998 are set forth in Schedule 2.6(a) .
                                                        ---------------
Except as described in Schedule 2.6(a), such financial statements referred to in
                       ---------------
this Section 2.6(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis, and fairly and accurately present the financial position of Seller as of the dates thereof and the results of operations and cash flows of Seller for the periods shown therein (subject to the absence of footnotes that would be required by generally accepted accounting principles), and to the best of Seller's knowledge, are complete, correct and consistent in all material respects with the books and records of Seller.

          (b) The projections set forth on Schedule 2.6(b) represent good faith
                                           ---------------
estimates of Seller's performance for 1998 which were in good faith believed to be reasonable when made and continue to be reasonable as of the date hereof. Notwithstanding the foregoing, no representation is made that the projections will be achieved.

          (c) Except as and to the extent reflected or reserved against in the audited balance sheet of Seller at December 31, 1997 contained in the financial statements referred to in Section 2.6(a) (the "Base Balance Sheet") or as listed on Schedule 2.6(c), the Seller does not have and is not subject to any material
   ---------------
liability or obligation of any nature, whether accrued, absolute or otherwise, of a kind that would be required to be disclosed in such financial statements or, to its knowledge, any other material liability or obligation.

      2.7 Tax Matters.  Seller has timely and properly filed all federal, state,
          -----------
local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it and has paid all Taxes (as defined below) owing by it (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.6 above. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all material accrued and unpaid federal, state, county and local taxes of any nature of Seller, and any applicable taxes owing to any foreign jurisdiction (collectively, "Taxes"), whether or not assessed or disputed. All Taxes and other assessments and levies which Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Seller has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service or any other taxation authority. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Seller is and has been since January 1, 1993 an "S Corporation" within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended, and the applicable laws of the State of Virginia.

      2.8 Collectibility of Accounts Receivable.  All of the accounts receivable
          -------------------------------------
of the Seller arise from services actually provided in the ordinary course of business and are to the best of Seller's knowledge, valid and enforceable claims not subject to set-off or counterclaim. To the best of Seller's and each Stockholder's knowledge, all of the accounts receivable of Seller are collectible in the ordinary course of business (less reserve for bad debts set forth on the Base Balance Sheet). Notwithstanding the preceding sentence, Seller does not guarantee collectibility of such receivables. Seller does not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with Seller or from any stockholder, director, officer or employee of Seller or any affiliate thereof. Schedule 2.8 lists the accounts
                                              ------------
receivable of the Seller as of February 28, 1998.

      2.9 Intellectual Property Rights; Employee Restrictions.  Except as set
          ---------------------------------------------------
forth in Schedule 2.9:
         ------------

          (a) Seller has exclusive ownership of, with the right to use, sell, license, dispose of, and bring actions for infringement of, all patent, copyright, trade secret, trademark or other proprietary rights ("Intellectual Property Rights") material to the conduct of its business, as presently conducted or currently contemplated to be conducted (the "Seller Rights"), which rights are set forth on Schedule 2.9(a), provided that no representation is made
                        ---------------
with respect to "off the shelf" software used by Seller that is generally commercially available.

          (b) The business of Seller as presently conducted does not violate any agreements which Seller has with any third party or, to the best of Seller's or either Stockholder's knowledge, infringe any patent, trademark, copyright or trade secret or, to the best knowledge of Seller, any other Intellectual Property Rights of any third party.

          (c) No claim is pending or, to the best knowledge of the Seller, threatened against the Seller nor has Seller received any notice or claim from any person asserting that any of the Seller's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and Seller is not aware of any infringement by any other person of any rights of Seller under any Intellectual Property Rights.

          (d) Each current and former contract employee of the Seller involved in development of any of the Seller Rights, has executed an agreement regarding confidentiality and proprietary information, and, to the best knowledge of Seller, none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information.

     All of the registered patents, trademarks and copyrights constituting Intellectual Property Rights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on

Schedule 2.9, and have been properly maintained and renewed  in accordance with
------------
all applicable provisions of law and administrative regulations in the United States and each such country.

      2.10     Business; Compliance with Laws.  Seller has all material
               ------------------------------
franchises, permits, licenses and other material rights and privileges reasonably necessary to permit it to own its property and to conduct its business as it is presently or currently contemplated to be conducted. Seller is currently and has heretofore been in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations and guidelines, including without limitation all laws, regulations and guidelines of the Food and Drug Administration, the Federal Trade Commission, the Federal Communications Commission, the American Medical Association and the Pharmaceutical Marketing Association, in each case to the extent applicable.
Schedule 2.10 contains a complete and accurate description of the status of
-------------
Seller's accreditation status with the Accreditation Council for Continuing Medical Education (the "ACCME") and the American Council on Pharmaceutical Education (the "ACPE") and each additional action required to be taken by Seller, the ACCME of the ACPE in order for Seller to obtain full accreditation from each of the ACCME and the ACPE. No other consent of either the ACCME or the ACPE is required in order for Seller's accreditation status to remain in full force and effect following the transactions contemplated by this Agreement. Seller has no knowledge that the current director of the Strategic Institute or any person who was "accredited" by the ACCME or the ACPE does not plan to accept employment with Buyer after the Closing. Neither Seller or either Stockholder has been: (a) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (b) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (c) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated. Seller is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect any of the Subject Assets or the business, prospects or condition (financial or otherwise) of the Business.

      2.11     Insurance. Schedule 2.11 sets forth all insurance policies
               ---------  -------------
currently held by Seller and the limits applicable thereto.

      2.12     Transactions with Affiliates.  There are no loans, leases,
               ----------------------------
contracts or other transactions between Seller and any officer, director or stockholder of Seller or any family member or affiliate of the foregoing persons and there have been no such transactions within the past two (2) years except as set forth in Schedule 2.12.
                                                                  -------------
Schedule 2.12 sets forth the distributions made to Seller's stockholders for the
-------------
purpose of satisfying their obligations for 1997, and an estimate of each stockholder's obligations for the portion of 1998 prior to the Closing, arising out of Seller's status as a subchapter S corporation, and such distributions are good faith estimates of stockholders' actual obligations.

      2.13     Employee Benefit Plans.  Seller does not maintain or contribute
               ----------------------
to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified in Schedule 2.13. To the best of Seller's or either Stockholder's
              -------------
knowledge, the operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of Seller under any retirement, pension, profit-sharing, deferred compensation plan or similar program, except as reflected on the financial statement of December 31, 1997 attached as Schedule 2.6. Seller is not required to make any payments or
            -------------
contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of Seller, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of Seller without liability to the Seller upon or following such termination. Seller has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees except with respect to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (commonly known as "COBRA").

      2.14     Hazardous Waste, Etc.
               ---------------------

          (a) Except as set forth in Schedule 2.14 hereto, (i) Seller has never
                                     -------------
generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the best of Seller's knowledge, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, or to the best of Seller's and each Stockholder's knowledge, operated, leased, or used by Seller, or has ever been located in the soil or groundwater at any such site;
(iii) to the best of Seller's knowledge, no Hazardous Material has ever been transported from any site presently or formerly owned, or to the best of Seller's and each Stockholder's knowledge, operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iv) to the best of Seller's knowledge, Seller does not presently own, operate, lease, or use, nor has it previously owned, nor to the best of Seller's and each Stockholder's knowledge, has it previously operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, or to the best of Seller's and each Stockholder's knowledge, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Schedule 2.14 hereto, (i) Seller does not
                                     -------------
have any material liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) Seller, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon, and to the best of Seller's and either Stockholder's knowledge are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) Except as set forth in Schedule 2.14 hereto, no site owned, or to
                                     -------------
the best of Seller's or either Stockholder's knowledge, operated, leased, or used by Seller or any of its subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) Seller has provided to Buyer copies of all documents, records, and information in the possession and control of Seller or any of its subsidiaries concerning any environmental or health and safety matter relevant to Seller or any of its subsidiaries, whether generated by the Seller, its subsidiaries, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 2.14, (i) "Hazardous Material" shall
                                   ------------
mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller, each of its subsidiaries and all other entities for whose conduct the Seller or any of its subsidiaries is or may be held responsible under any Environmental Law.

      2.15     List of Certain Employees and Suppliers.  Schedule 2.15 contains
               ---------------------------------------   -------------
a list of all managers, employees and consultants and independent contractors of Seller who, individually, have received or are scheduled to receive compensation or payments for the fiscal year ended December 31, 1997 in excess of $35,000.
In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Schedule 2.15 sets forth a list
                                       -------------
of all suppliers to whom Seller made payments aggregating $35,000 or more during the fiscal year ended December 31, 1997 showing, with respect to each, the name, address and dollar volume involved. No supplier has terminated or reduced its business with Seller or materially and adversely modified its relationship therewith.

      2.16     Employees; Labor Matters.  Seller employs approximately 26 full-
               ------------------------
time employees and 2 part-time employees, has 3 contracts with independent contractors and has no notice of any information that would commonly be considered the type that would impede or indicate a lack of a good employer-employee relationship. Seller is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. Upon termination of the employment of any of said employees or independent contractors who is not under a written contract disclosed in Schedule 2.21, no severance or other payments will become due. Seller has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. To the best of Seller's or either Stockholder's knowledge, Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no changes pending, or of which Seller has knowledge threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel or independent contractors of Seller nor has Seller received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

      2.17     Customers, Distributors, Panel Members, Salespersons.  Schedule
               ----------------------------------------------------   --------
2.17 sets forth each representative, distributor and independent contractor of
----
Seller at the date hereof, any panel member who participated as a panel member in more than five (5) meetings in fiscal 1997 and each customer, salesperson and/or broker of Seller who accounted for more than 5% of the sales of Seller for the twelve (12) months ended December 31, 1997 (collectively, the "Customers, Distributors and Brokers"). Seller has received no notice from its Customers, Distributors, and Brokers of any information that would commonly be considered the type that would impede or indicate a lack of good commercial working relationships. Except as set forth on Schedule 2.17, no Customer,
                                               -------------
Distributor or Broker of Seller has canceled or otherwise terminated its relationship with Seller, or has during the last twelve months decreased materially its services, supplies or materials to Seller or its usage or purchases of the services or products of Seller. No Customer, Distributor or Broker has, to the best knowledge of the Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller or its usage, purchase or distribution of the services or products of Seller.

      2.18     Litigation.  Except as set forth on Schedule 2.18, there is no
               ----------                          -------------
litigation, claim or governmental, arbitration or other proceeding, investigation, order or decree pending or in effect or, to the best knowledge of Seller, threatened against Seller or either Stockholder relating to or affecting any of the Subject Assets or the Business.

      2.19     Finder's Fee.  Seller has not incurred or become liable for any
               ------------
broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      2.20     Material Adverse Change.  Except as specifically disclosed on
               -----------------------
Schedule 2.20 to this Agreement, since December 31, 1997:
-------------

          (a) there has not been any material adverse change in the business, results of operations, condition (financial or otherwise), properties, assets, liabilities or obligations of the Business of the kind that would be required to be disclosed in financial statements prepared in accordance with GAAP;

          (b) there has not been any damage, destruction or loss (whether or not covered by insurance), materially and adversely affecting the business, prospects, results of operations, condition (financial or otherwise), assets or properties of the Business;

          (c) there has not been any change in the relationships of Seller with respect to its suppliers, distributors, licensees, licensors, customers or others with whom it has business relationships which would have a material adverse effect on the Business, and Seller does not have knowledge of any fact or contemplated event which may cause any such material adverse change;

          (d)  the business conducted by the Business has been conducted and
     carried   on only in the ordinary and regular course consistent with past practice;

          (e) since January 15, 1998, there has not been any payment made by Seller to either Stockholder of any affiliate thereof, including without limitation, any payment by means of a dividend, distribution, redemption of capital stock or similar payment; and

          (f) there has not been any alteration or change in the methods of operation employed by the Business.

      2.21     Contracts.  Except for Contracts and Certificates listed in
               ---------
Schedule 1.1(a)(iv) and Schedule 1.1(a)(v) (true and complete copies (or, in the
--------------------    ------------------
case of material verbal agreements, written descriptions) of which have been delivered to Buyer), neither Seller nor either Stockholder is a party to or subject to any of the following contracts or agreements, in each case which relates to, or is necessary in connection with the operation of, the Business:

          (a) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Seller or any successor or assign within one year after the date hereof;

          (b) any contract or agreement for the sale or lease of its products or services, except orders in the ordinary course of the Business;

          (c) any contract with any sales agent or distributor of products or services of Seller;

          (d) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

          (e) any license agreement (as licensor or licensee);

          (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

          (g) any contract or agreement with any officer, employee, director or stockholder of Seller or with any persons or organizations controlled by or affiliated with any of them; or

          (h) any material verbal contract, agreement, arrangement or understanding with the suppliers or customers of the Business.

     All of the Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. To the best knowledge of Seller, each Contract constitutes the legal, valid and binding obligation of each party thereto other than Seller enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. Except as set forth on Schedule 2.21, to the best knowledge of
                                    -------------
either Stockholder or Seller, neither Seller nor any other party to any Contract is in material default in complying with any provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both would constitute a material default thereof on the part of Seller or, to the best knowledge of Seller, on the part of any other party thereto.

      2.22     Banking Relations.  All of the arrangements which the Seller has
               -----------------
with any banking or similar institution are completely and accurately described in Schedule 2.22 attached hereto, indicating with respect to each of such
   -------------
arrangements
the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

      2.23     Disclosure.  The representations, warranties and statements made
               ----------
or contained in this Agreement, in the documents, certificates, filings, Schedules and Exhibits given or delivered by Seller and either Stockholder in connection with and pursuant to this Agreement do not, either individually or when taken together, contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties and statements not materially misleading in light of the circumstances in which they were made or delivered.

      2.24     Securities Law Matters.  Seller hereby represents and warrants to
               ----------------------
the Buyer and Parent that with respect to Seller's receipt of Parent Stock hereunder:

          (a) Seller is acquiring the Parent Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. Seller is an "accredited investor" as defined in the Securities Act and is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Parent Stock pursuant to the Agreement, is able to bear the economic risk of loss of its investment in the Parent, has been granted the opportunity to investigate the affairs of the Buyer and Parent and to ask questions of their officers and employees, and has availed itself of such opportunity either directly or through its authorized representative; and

          (b) Seller understands that because the shares of Parent Stock have not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, it cannot dispose of any or all of the shares of the Parent Stock unless such shares of Parent Stock are subsequently registered under the Securities Act or exemptions from such registration are available. Seller acknowledges and understands it has no right to require Parent to register the Parent Stock except as set forth in the attached Registration Rights Agreement. Seller further understands that the Parent may, as a condition to the transfer of any of the Parent Stock, require that the request for transfer be accompanied by an opinion of counsel as described below. Seller understands that each certificate representing the Parent Stock will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

          THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH

          SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

      2.25     Millennium Compliance.  All computer software products, except
               ---------------------
for commercially available software, that are owned by Seller, exclusively licensed to Seller, licensed, sold or otherwise distributed to others by Seller or are otherwise required for the conduct of the Business ("Software") are Millennium Compliant. As used herein, "Millennium Compliant" shall mean the ability of the Software to provide the following date related functions:

               (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

               (ii) function accurately in accordance with the documentation relating to the applicable Software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

               (iii) respond to two-digit date input in a way that resolves any ambiguity as to the century in a disclosed, defined and predetermined manner; and

               (iv) store and provide output of date information in ways that are unambiguous as to century.


 SECTION 3.  COVENANTS OF STOCKHOLDERS AND SELLER.
             ------------------------------------

      3.1 Making of Covenants and Agreements.  Seller and Stockholders hereby
          ----------------------------------
covenant and agree as set forth in this Section 3.

      3.2 Non-Use of Trade Names, etc.  After the Closing Date, neither Seller,
          ---------------------------
nor any person controlling, controlled by or under common control with Seller or the Stockholders will for any reason, directly or indirectly, for itself or any other person, (a) use any Intellectual Property Rights transferred pursuant to this Agreement (including the names "Strategic Implications International," "Cogent" or "DesignPower"), or (b) use or disclose any Intellectual Property Rights or any trade secrets, confidential information, know-how, proprietary information or other intellectual property described in Section 1.1(a)(i) hereof and transferred pursuant to this Agreement or otherwise arising in connection with the operation of the Business, except that Seller may disclose such information to Buyer and Parent in connection with the operation of the Business by Buyer and Parent after the Closing Date.

      3.3 Non-Disclosure and Non-Competition.  Each Stockholder and Seller, in
          ----------------------------------
order to induce Buyer and Parent to enter into this Agreement, expressly covenants and agrees that neither Seller nor either Stockholder, nor any of their affiliates will, directly or indirectly, (a) for a period of ten (10) years following the Closing Date, disclose or furnish to any person, other than Buyer or Parent, any proprietary information of, or confidential information concerning, the Business, Buyer or Parent or any affiliate of Buyer or Parent except as required by law; and (b) for a period of three (3) years following the Closing Date, without the express written consent of the Buyer, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Buyer or Parent (or any affiliate of the Buyer or Parent, including Cogent Interactive Communications, Inc. and DesignPower, Inc.) whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Buyer or Parent and their subsidiaries during any period in which the Stockholder serves as an officer or employee of the Buyer or Parent or any of its subsidiaries, which business, activities, products and services shall include in any event the provision of marketing services to and related marketing activities involving pharmaceutical companies, providing accredited or unaccredited training and education programs to the health care industry, healthcare telemarketing and Internet marketing of pharmaceuticals, or providing other services currently provided by Seller or currently contemplated to be provided by Seller in such general areas of service. In addition, neither Stockholder will disparage the Buyer or Parent, the Business or the products or services conducted or offered by the Buyer or Parent and their subsidiaries during any period in which the Stockholder served as an officer or employee of the Buyer or Parent or any of their subsidiaries. Without implied limitation, the forgoing covenant shall include hiring or engaging or attempting to hire or engage for or on behalf of himself or herself or any such competitor any officer or employee of the Buyer or Parent or any of their direct and/or indirect subsidiaries, encouraging for or on behalf of himself or herself or any such competitor any such officer or employee to terminate his or her relationship or employment with the Buyer or the Parent or any of their direct or indirect subsidiaries, soliciting for or on behalf of himself or herself or any such competitor any client of the Buyer or Parent or any of their direct or indirect subsidiaries and diverting to any person (as hereinafter defined) any client or business opportunity of the Buyer, the Parent or any of any of their direct or indirect subsidiaries.

      3.4 Payment of Obligations.  Subsequent to the Closing, Seller and its
          ----------------------
affiliates shall pay all of the Excluded Liabilities in the ordinary course of business as they become due. Seller and Stockholders agree that Seller shall maintain sufficient net worth and liquidity after the Closing in order to satisfy such Excluded Liabilities, if any, known to Seller as of the Closing.

      3.5 Collection of Assets.  Subsequent to the Closing, Buyer and its
          --------------------
assignees shall have the right and authority to collect all receivables and other items transferred and assigned by Seller hereunder and to endorse with the name of Seller or any of its affiliates any checks received on account of such receivables or other items, and Seller and each Stockholder agree that they will promptly transfer or deliver to Buyer and its assignees from time to time, any cash or other property that it may receive on or after the Closing with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the assets transferred to Buyer pursuant to this Agreement.

      3.6 Securities Filings.  Seller and each Stockholder shall reasonably
          ------------------
cooperate with Buyer and Parent to permit the Buyer, Parent and their subsidiaries in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all filings required to be made by Buyer or Parent with the NASDAQ Stock Market and the Securities and Exchange Commission (the "SEC"), including without limitation, the 8-K (and related financial statements) required to be filed with the SEC in connection with the transactions contemplated by this Agreement. All such filings shall be at Buyer's or Parent's sole cost and expense, and Buyer shall reimburse Seller for any costs incurred by Seller in connection with this Section 3.6.

      3.7 Payment of Constructive Trust. Efessiou shall ensure that the
          -----------------------------
consideration paid to Seller hereunder and distributed to him, including the Parent Stock and the Contingent Payment are distributed in accordance with the intent and terms of the constructive trust on 10% of Efessiou's interest in the business of Seller established in favor of Athena Efessiou.

      3.8 Assist in Accreditation.  Seller and each Stockholder shall each use
          -----------------------
their reasonable best efforts to assist Buyer in transferring the accreditation status of Seller to Buyer.

      3.9 Transfer of Bank Accounts.  At the Closing, Seller shall transfer to
          -------------------------
Buyer all deposits held in any of Seller's bank accounts and any other cash of Seller.


 SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.
             --------------------------------------------------

      4.1 Making of Representations and Warranties.  As a material inducement to
          ----------------------------------------
Seller and each Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Parent hereby makes the representations and warranties to Seller and each Stockholder contained in this
Section 4.

      4.2 Organization of Buyer.  Each of Buyer and Parent is a corporation duly
          ---------------------
organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer and Parent are qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer and Parent as a whole.

      4.3 Authority of Buyer.  Buyer and Parent have full corporate power and
          ------------------
authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer and Parent pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.
The execution, delivery and performance by Buyer and Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer and Parent and no other action on the part of Buyer or Parent is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer and Parent pursuant to this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Buyer and Parent enforceable in accordance with its terms. The execution, delivery and performance by Buyer and Parent of this Agreement and each agreement, document and instrument contemplated hereby:

     (i) do not and will not violate any provision of the certificate of incorporation or by-laws of Buyer or Parent;

     (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or Parent or require Buyer or Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

     (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer or Parent is bound or affected.

      4.4 Finder's Fees.  Buyer and Parent have not incurred or become liable
          -------------
for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      4.5 SEC Reports.  Parent's prospectus dated September 23, 1997 included in
          -----------
its registration statement filed with the SEC and all other forms, reports and documents filed with the SEC since September 23, 1997 (collectively, the "SEC Reports") have been prepared in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accurately state all material facts with respect to finances, operation and management of Parent. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Parent as of the respective dates thereof, and the other related statements (including the related notes) included therein are complete and correct in all material respects and fairly present the results of operations and cash flows of Parent for the respective fiscal periods set forth therein in accordance with generally accepted accounting principles applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Parent for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by generally accepted accounting principles. Parent will promptly prepare and file on or before the due date or any extension thereof all filings required to be made by Parent with the NASDAQ Stock Market and the Securities and Exchange Commission (the "SEC"), including without limitation, the 8-K (and related financial statements) required to be filed with the SEC in connection with the transactions contemplated by this Agreement.

      4.6 Material Adverse Change.  Except as set forth on Schedule 4.6, since
          -----------------------                          ------------
September 30, 1997, (a) there has not been a material adverse change in the business, results of operations, condition (financial or otherwise), properties, assets, liabilities or obligations of Parent that would be required to be disclosed in financial statements prepared in accordance with GAAP; and (b) there is no material litigation pending or, to the best knowledge of Buyer or Parent, threatened against Buyer or Parent.

 SECTION 5.  COVENANTS OF BUYER AND PARENT.
             -----------------------------

      5.1.     Distribution of Income.  Following the Closing, the Stockholders
               ----------------------
shall notify Parent of their taxable income in respect of income of Seller for the period from January 1, 1998 through the date prior to the date of the Closing and the aggregate amount of their unpaid income tax due or to become due thereon (after adjustments for any credits, losses or deductions) and supply reasonable supporting documentation for such income and income tax due. Parent shall thereafter distribute to each of Efessiou and Angelides cash, net of taxes, in the amount of such unpaid income tax obligations. Each of Efessiou and Angelides shall thereafter, in accordance with applicable law, timely and properly prepare and file, or cause to be prepared and filed, on or before the due date or any extension thereof, all federal, state and local tax returns required to be filed by such person with respect to taxable periods ending on or before the Closing and to pay or cause to be paid all taxes due with respect thereto.


 SECTION 6.  SURVIVAL OF WARRANTIES.
             ----------------------

     6.1  Survival of Warranties.  All representations, warranties, agreements,
          ----------------------
covenants and obligations herein or in any Schedule or Exhibit to this Agreement or any certificate or other document specifically required to be delivered under this Agreement by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties receiving the same and shall survive the Closing for a period of two (2) years (subject to the provisions of Sections 7.1 and 7.2 hereof) regardless of any investigation and shall not merge into the performance of any obligation by any party hereto; provided, however, that the representations and warranties shall expire on the same dates and to the extent that the rights to indemnification with respect thereto under Section 7 shall expire.


 SECTION 7.  INDEMNIFICATION.
             ---------------

      7.1 Indemnification by Stockholders.
          -------------------------------

          (a) Each Stockholder, jointly and severally (subject to subsection (b) of this Section 7.1), agree to defend, indemnify and hold Buyer, Parent and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof and any person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), and any diminution in value of the Subject Assets or the Business (it being understood that the consideration paid for the Subject Assets hereunder shall not be presumed to be the value of the Business), whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

               (i) any inaccuracy in or breach of any representation or warranty made by Seller or either Stockholder in this Agreement, or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Buyer Representation and Warranty Claims");

               (ii) any breach of any covenant or agreement made by Seller or either Stockholder in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement;

               (iii) any Claim relating to the business or operations of Seller other than the Business;

               (iv) any Claim (other than the Contract Liabilities) relating to the operations and assets of the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing on or prior to the Closing Date (including, in each case, without limitation, any Claim relating to or associated with the products or services of the Business sold or provided on or prior to the Closing Date, tax matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, any matters involving Athena Efessiou and environmental and worker health and safety matters (provided that Efessiou and not Angelides agrees to indemnify Buyer and Parent for any Claim related to matters involving Athena Efessiou); and

               (v) any liability of Seller other than the Contract Liabilities.

          The rights of Buyer Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii), (iii), (iv), or (v) of this
Section 7.1(a) shall not be limited by the fact that such Claim may also constitute a Buyer Representation and Warranty Claim, it being understood that the preceding clause shall not be interpreted so as to allow two separate remedies.

          (b) The rights of Buyer Indemnified Parties to recover indemnification under this Section 7.1 shall be subject to the following limitations:

               (i) No indemnification shall be payable by Seller or a Stockholder with respect to Buyer Representation and Warranty Claims or Claims arising under Sections 7.1(a)(ii) unless the total of all amounts payable pursuant to this Section 7.1 shall exceed $25,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $25,000 limitation shall not apply with respect to Claims involving fraud or intentional misrepresentation and provided further that any claim brought under Sections 7.1(a)(iii) or 7.1(a)(iv) above shall not be subject to such limitation if they are also Buyer Representation and Warranty Claims; and;

               (ii) All rights to indemnification with respect to Buyer Representation and Warranty Claims shall expire on the third anniversary of the Closing Date, except that Buyer Representation and Warranty Claims relating to or involving fraud or tax matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the third anniversary of the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 7.1(a)(i) and a Buyer Indemnified Party shall have given written notice of such facts known by such Buyer Indemnified Party at such time to Seller and Stockholder, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 7.1 with respect to claims arising under Section 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv) and 7.1(a)(v) shall, except as they may otherwise be extended, survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. The limitations herein with respect to Buyer Representation and Warranty Claims and claims arising under Sections 7.1(a)(ii), 7.1(a)(iii) and 7.1(a)(iv) shall not limit the rights of any Buyer Indemnified Party with respect to any other claims under this Section 7.1; and

               (iii) Notwithstanding anything contained in this Section 7.1 to the contrary, Seller and Stockholder shall not be required to indemnify Buyer Indemnified Parties with respect to Buyer Representation and Warranty Claims or Claims arising under Section 7.1(a)(ii) in an aggregate amount in excess of $8,660,000 plus any Contingent Payment actually made (together, the "Indemnity Cap"), except with respect to claims relating to or involving fraud or tax matters, as to which no such limit shall apply. Until the first anniversary of the Closing, each Stockholder may satisfy his or her indemnification obligations to Buyer Indemnified Parties by delivery of shares of Parent Stock to the relevant Buyer Indemnified Party having a value equal to such indemnification obligations, such value per share to be determined by taking the average of the closing price on the NASDAQ National Market System for the Parent's stock for the thirty (30) trading days immediately prior to the receipt of such stock by the Buyer Indemnified Party.

      7.2 Indemnification by Buyer and Parent.
          -----------------------------------

          (a) Buyer and Parent (subject to subsection (b) of this Section 7.2) agrees to defend, indemnify and hold Seller and each Stockholder and Seller's subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

               (i) any inaccuracy in or breach of any representation or warranty made by Buyer or Parent in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Seller Representation and Warranty Claims");

               (ii) any breach of any covenant or agreement made by Buyer or Parent in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement;

               (iii) any Claim relating to the operation by Buyer of the Subject Assets after the Closing Date which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing after the Closing Date (including, in each case, without limitation, any Claim relating to or associated with the products or services sold or provided by Buyer after the Closing Date, product liability matters, warranty claims, tax matters, pension and benefit matters, any failure to comply with applicable laws and/or permitting or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters); and

               (iv) the non-performance of the Contract Liabilities to the extent assumed by Buyer hereunder as they become due, in accordance with their respective terms.

          The rights of Seller Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii), (iii) or (iv) of this Section 7.2(a) shall not be limited by the fact that such Claim may also constitute a Seller Representation and Warranty Claim, it being understood that nothing in the preceding clause shall not be interpreted so as to allow two separate remedies.

          (b) The rights of Seller Indemnified Parties to recover indemnification under this Section 7.2 shall be subject to the following limitations:

               (i) No indemnification shall be payable by Buyer or Parent with respect to Seller Representation and Warranty Claims or Claims arising under Section 7.2(a)(i) unless the total of all amounts payable by Buyer and Parent taken as a whole pursuant to this Section 7.2 shall exceed $25,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $25,000 limitation shall not apply with respect to Claims involving fraud (it being understood that any claim brought under Sections 7.1(a)(iii) or 7.1(a)(iv) above shall not be subject to such limitation if they are also Seller Representation and Warranty Claims).

               (ii) All rights to indemnification with respect to Seller Representation and Warranty Claims shall expire on the third anniversary of the Closing Date, except that Seller Representation and Warranty Claims relating to or involving fraud, or product liability matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the third anniversary of the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 7.2(a)(i) and a Seller Indemnified Party shall have given written notice of such facts known by such Seller Indemnified Party at such time to Buyer, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 7.2 with respect to Claims arising under Section 7.2(a)(ii), 7.2(a)(iii) and 7.2(a)(iv), except as they may otherwise be extended, survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. The limitations herein with respect to Seller Representation and Warranty Claims and Claims arising under Section 7.2(a)(ii), 7.2(a)(iii) and 7.2(a)(iv) shall not limit the rights of any Seller Indemnified Party with respect to any other claims under this
     Section 7.2; and

               (iii) Notwithstanding anything contained in this Section 7.2 to the contrary, Buyer and Parent shall not be required to indemnify Seller Indemnified Parties with respect to Seller Representation and Warranty Claims or Claims arising under Section 7.2(a)(ii) in an aggregate amount in excess of the Indemnity Cap, except with respect to claims relating to or involving fraud or product liability matters, as to which no such limit shall apply.

      7.3 Notice; Defense of Claims.
          -------------------------

          (a) Notice of Claims.  Promptly after receipt by an indemnified party
              ----------------
of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) Third Party Claims.  With respect to third party claims, if within
              ------------------
20 days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense or the payment is required in accordance with any settlement or adjudication in accordance with the provisions of this Section 7.3; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied and such settlement does not involve the establishment of any obligations or limitations applicable to the indemnified party. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. Subject to the indemnifying party agreeing to defend the indemnified party, assuming and pursuing the defense of the claim, and otherwise satisfying its obligations hereunder, the indemnified party shall not unduly interfere in the indemnifying parties defense of such suit or raise material objections to such defense. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

          (c) Non-Third Party Claims.  With respect to non-third party claims,
              ----------------------
if within 20 days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the matter shall be resolved by arbitration in accordance with Section 8.11 hereof.

      7.4 Sole Remedy.  The parties agree that the rights to indemnification
          -----------
under this Section 7 shall be exclusive of all rights of indemnification or other remedies that any Seller Indemnified Party or Buyer Indemnified Party would otherwise have in connection with the transactions contemplated by this Agreement, except for Claims relating to or involving fraud, intentional misrepresentation or the breach of Section 3.2 or Section 3.3 hereof.

      7.5 Satisfaction of Indemnification Obligations.  In order to satisfy the
          -------------------------------------------
indemnification obligations set forth in Section 7.1 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Seller and/or Stockholders) to set off its indemnification claims against any and all amounts under the Contingent Payment (whether or not then due and payable) and the amounts payable pursuant to Section 5.1.

      7.6 Insurance Proceeds.  The amount of any Claim for which indemnification
          ------------------
may be sought under this Section 7 shall be reduced by the amount of any insurance proceeds received in respect of such Claim by the party seeking indemnification.


 SECTION 8.  MISCELLANEOUS.
             -------------

      8.1 Law Governing.  This Agreement shall be construed under and governed
          -------------
by the laws of the State of New Jersey without regard to the conflicts of laws provisions thereof.

      8.2 Notices.  All communications, notices and consents provided for herein
          -------
shall be in writing and be given in person, by facsimile (with request for assurance of receipt in a manner typical with respect to such communications) or by mail, and shall become effective (x) on delivery if given in person, (y) on the date of transmission if sent by facsimile, or (z) four business days after being deposited in the United States mails, with proper postage, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

          If to Buyer, to:
          ---------------

          Boron, LePore & Associates, Inc.
          17-17 Route 208 North
          Fair Lawn, NJ  07410
          Attn:  President
          Facsimile Number:  (201) 791-1121

          With a copy to:
          --------------

          Goodwin, Procter & Hoar
          Exchange Place
          Boston, MA  02109
          Attn:  John R. LeClaire, P.C.
          Facsimile Number:  617-523-1231

          If to Seller or Stockholders:
          ----------------------------

          Strategic Implications International, Inc.
          1921 Gallows Road, Suite 360
          Vienna, VA  22182
          Attn:  Christos S. Efessiou and Alicia A. Angelides
          Facsimile Number:  (703) 821-8412

          With a copy to:
          --------------

          Law Offices of Arthur F. Lafionatis, P.C.
          8300 Boone Boulevard
          Suite 500
          Vienna, VA  22182
          Attn:  Arthur F. Lafionatis, P.C.
          Facsimile Number:  (703) 761-6721

provided, however, that if any party shall have designated a different address by notice to the others in accordance with this Section 8.2, then to the last address so designated.

      8.3 Prior Agreements Superseded.  This Agreement supersedes all prior
          ---------------------------
understandings and agreements among the parties relating to the subject matter hereof, including without limitation the letter of intent dated December 30, 1997 among Parent, Seller and the Stockholders.

      8.4 Assignability.  This Agreement shall not be assignable by any party,
          -------------
except by Buyer and Parent to an affiliate of Parent (which assignment shall not relieve Buyer or Parent of any of their obligations hereunder), without the prior written consent of the other parties hereto. This Agreement (including without limitation the provisions of Section 8) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

      8.5 Captions and Gender.  The captions in this Agreement are for
          -------------------
convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

      8.6 Certain Definitions.  For purposes of this Agreement, the term:
          -------------------

          (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee, partner or executor, by contract or credit arrangement or otherwise;

          (c) "knowledge" or "to best of a person's knowledge" means, after due inquiry, actual knowledge; the conscious awareness of facts or other information of such person.

          (d) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

          (e) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

      8.7 Execution in Counterparts.  For the convenience of the parties and to
          -------------------------
facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      8.8 Amendments; Waivers.  This Agreement may not be amended or modified
          -------------------
except by a writing duly and validly executed by each party hereto. Compliance with any condition or covenant set forth herein may not be waived except by a writing duly and validly executed by the party or parties to be bound. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      8.9 Severability.  Each of the provisions contained in this Agreement
          ------------
shall be severable and the unenforceability of one shall not affect the enforceability of any other provision or the remainder of this Agreement.

      8.10     Publicity and Disclosures.  Except as required by law or the
               -------------------------
rules and regulations of the SEC or any State securities commission, or applicable NASDAQ listing requirements, neither Buyer or Parent on the one hand, or Seller and/or the Stockholders, on the other hand, shall make any public disclosure regarding the proposed transaction without the prior written consent of Seller or the Buyer, respectively, which consent shall not be unreasonably withheld.

      8.11     Consent to Jurisdiction and Service.  Except with respect to
               -----------------------------------
matters as to which injunctive relief is being sought, in the event of a dispute between the parties concerning their respective rights and obligations under this Agreement that the parties are unable to resolve amicably between themselves within sixty (60) days of proper notice from one party to another, such dispute shall be settled by arbitration in the State of New Jersey in an expedited manner in accordance with the Commercial Rules of the American Arbitration Association by a duly registered arbitrator to be selected jointly by the parties. The decision of the arbitrator shall be final and binding upon the parties.

      8.12     Expenses.  Buyer, Seller and each Stockholder shall each bear its
               --------
own expenses in connection with the transactions contemplated hereby. In particular, all expenses of each Stockholder in connection with the negotiation and performance of their Employment Agreements and their Non-competition Agreements shall be borne by the Stockholders and not the Seller. Buyer shall pay up to $25,000 of expenses actually incurred by Seller in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby, including all transfer, excise or other taxes payable by any party to this Agreement to any jurisdiction by reason of the sale and transfer of the Subject Assets pursuant to this Agreement, if any (excluding any such taxes arising solely from the identity or location of Buyer or any affiliate of Buyer). All expenses in excess of this amount shall be paid by Seller out of the proceeds of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                    BUYER:
                                    -----

                                    STRATEGIC IMPLICATIONS INTERNATIONAL, INC.



                                    By: /s/ Martin J. Veilleux
                                       ---------------------------------
                                        Martin J. Veilleux
                                        Treasurer


                                    PARENT:
                                    ------

                                    BORON, LEPORE & ASSOCIATES, INC.



                                    By: /s/ Patrick G. LePore
                                       ---------------------------------
                                        Patrick G. LePore
                                        President


                                    SELLER:
                                    ------

                                    EFAN HOLDINGS, INC.



                                    By: /s/ Christos S. Efessiou
                                       ---------------------------------
                                        Christos S. Efessiou
                                        President

                                    STOCKHOLDERS:
                                    ------------


                                    /s/ Christos S. Efessiou
                                    ---------------------------------
                                    Christos S. Efessiou, individually



                                    /s/ Alicia A. Angelides
                                    ---------------------------------
                                    Alicia A. Angelides, individually

                                   Exhibit A
                                   ---------

     The Contingent Payment described in 1.3(b) of the attached Asset Purchase Agreement shall be made by Buyer to Seller upon the achievement by Buyer of a minimum of Eight Million Dollars ($8,000,000) in revenues in calendar year 1998 from those projects set forth on Schedule 1.3(b) to the Asset Purchase
                                 ---------------
Agreement. Schedule 1.3(b) sets forth the maximum amount of Revenue (as defined below) that can be recognized by Buyer in relation to any individual project.
If the aggregate Revenue recognized for such projects is less than Eight Million Dollars ($8,000,000), no Contingent Payment shall be due. If the aggregate Revenue related to such projects is more than Eight Million Dollars ($8,000,000), than the entire Contingent Payment shall be due and payable as set forth below. No Revenue from any projects not listed on Schedule 1.3(b) shall count in any way toward the Eight Million Dollar target set forth above.

     Determination of the Revenue achieved by the Buyer shall be made by Buyer based upon Buyers' and Sellers' good faith review of the audited financial statements for calendar year 1998 and supporting financial and other information for the Buyer following preparation thereof. Revenue shall mean revenue that has been achieved and properly recognized by Buyer in its financial statements in accordance with Buyer's revenue recognition policy and generally accepted accounting principles as applied by Buyer consistent with past practice.